Exhibit 10.ii.g

FERTILIZER AGENCY AGREEMENT

This Agreement is made as of and effective the          day of January, 2008 by and between:

CARGILL LIMITED, a Canadian corporation, with a

principal mailing address of P.O. Box 5900, Winnipeg,

Manitoba, Canada R3C 4C5 (hereinafter “CARGILL”),

- and-

MOSAIC CANADA CROP NUTRITION, L.P., a Manitoba Limited Partnership

with a principal mailing address of 614 – 240 Graham Avenue,

Winnipeg, Manitoba, Canada R3C 0J7

(hereinafter “PRINCIPAL”).

WHEREAS, PRINCIPAL and its Affiliates are engaged in the manufacture and sale of certain fertilizers (the “Products”) more specifically set forth in Schedule “A”, and Schedule “B” as may be amended from time to time;

WHEREAS, PRINCIPAL does not have the sales, marketing and distribution personnel and facilities to effectively market Products to independent crop input retailers in Western Canada;

WHEREAS, PRINCIPAL desires to have CARGILL perform certain sales, marketing, promotion, logistic and related services necessary to market the Products to independent crop input retailers in Western Canada;

WHEREAS, CARGILL has the experience and resources to effectively market the Products to independent crop input retailers in Western Canada and is agreeable to performing the required sales, marketing, promotion, logistic and related services;

NOW, THEREFORE, for and in consideration of the foregoing and the terms and conditions contained hereinafter, the parties hereto agree as follows:

1.	Definitions.

(a)	“Affiliate” means with respect to a party hereto, a corporation, partnership or person which:

(i)	is directly or indirectly controlled by such party;

(ii)	directly or indirectly controls such party; or

(iii)	is directly or indirectly controlled by a corporation, partnership or person which also directly or indirectly controls such party.

Without limiting the generality of the foregoing, for purposes of this definition: (a) a corporation, partnership or person shall be deemed to control a limited partnership if it is the sole general partner of that partnership, and (b) a corporation, partnership or person shall be deemed to control a corporation if securities of the corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation are held, other than by way of security only, by or for the benefit of that corporation, partnership or person and the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the corporation. Provided, however, PRINCIPAL shall not be considered an Affiliate of CARGILL for purposes of this Agreement.

(b)	“Contract Year” means the First Contract year and each subsequent twelve (12) month period during the term of this Agreement.

(c)	“Customers” means independent businesses in the agricultural market in Western Canada, whose primary business is retail sales of crop inputs, now existing or as may be established in the future, each consisting of one or more locations with at least one fertilizer blender on site. Without limitation, Customers shall include buying groups servicing independent dealers.

(d)	“$” or “Dollar” means, unless otherwise expressly stated, a dollar of the lawful money of Canada.

(e)	“First Contract Year” means that period of time commencing on the date of this Agreement and continuing through June 30 immediately following such date.

(f)	“Products” means certain fertilizers manufactured or sold by PRINCIPAL or its Affiliates in the Territory, more specifically set forth in Schedule “A”, as may be amended from time to time.

(g)	“Territory” means the geographic area comprising the Canadian provinces of Manitoba, Saskatchewan, Alberta and British Columbia, commonly called Western Canada.

2.	Objectives of the Parties.

The Parties acknowledge their agreement to use their best efforts to jointly maximize the financial netbacks to PRINCIPAL on sales of Products to Customers. Accordingly, the Parties agree that sales, marketing, promotional and advertising activity will ordinarily be focused in areas which will normally result in maximizing financial netbacks to PRINCIPAL.

The Parties further acknowledge that maximizing netbacks to PRINCIPAL requires ongoing cooperation and communication between and among the Parties with respect to Product production, Product marketing and inventory levels and promoting public recognition of the PRINCIPAL name and of any brand names by which the Products are identified.

3.	Appointment as Agent.

The PRINCIPAL appoints CARGILL as its agent to sell Products to Customers in the Territory and to solicit orders and inquiries and generally promote the sale of the Products in accordance with the terms, provisions and conditions of this Agreement. This Agreement shall govern only those Products sold to Customers in the Territory.

4.	Exclusive Agent.

The appointment of CARGILL shall be exclusive to CARGILL in the Territory with respect to sales of Products to Customers. The PRINCIPAL shall not appoint another agent or distributor in the Territory to solicit sales of the Products to Customers on the PRINCIPAL’s behalf and CARGILL shall not promote or sell to Customers any similar products manufactured or supplied by parties other than the PRINCIPAL except by mutual agreement.

5.	Term.

(a)	This Agreement shall be effective as of its execution and shall terminate effective June 30, 2010. Thereafter, this Agreement shall automatically renew for additional one year terms unless terminated by either party upon written notice ninety (90) days prior to the termination of the term then in effect: Notwithstanding the foregoing, this Agreement may be terminated by mutual agreement of the parties.

6.	Marketing Services.

(a)	Except as otherwise provided herein, CARGILL agrees, as agent for PRINCIPAL and in the name of PRINCIPAL, to obtain orders from Customers acceptable to PRINCIPAL for Products.

(b)	CARGILL will take all necessary steps to fulfill its obligations hereunder and, without limitation, CARGILL shall:

(i)	discharge its duties under this Paragraph 6 in a diligent and professional manner utilizing appropriately trained and skilled personnel and the marketing and sales expertise of CARGILL;

(ii)	endeavor to arrange sales in order to facilitate orderly scheduling;

(iii)	at the request of PRINCIPAL, expeditiously resolve Product quality claims. CARGILL shall not, without the prior written consent of PRINCIPAL, bind or purport to bind PRINCIPAL to any Product claim settlement. The negotiation and resolution of any claim not settled within 120 days will become the responsibility of PRINCIPAL. CARGILL, however, shall continue to provide such assistance in such negotiations as PRINCIPAL reasonably requires;

(iv)	make its staff, including without limitation, territory managers, available for direct communication from PRINCIPAL.

Notwithstanding the foregoing, CARGILL and PRINCIPAL shall each be obligated to use reasonable efforts to mitigate any damages or other losses which might arise due to any of the foregoing circumstances, including using reasonable efforts to renegotiate contract terms and/or develop potential alternative sales arrangements for the Product(s) affected.

7.	Business Planning.

Annually, PRINCIPAL shall develop a business plan with respect to the sale of Products in the Territory to Customers. Such business plan shall include, without limitation, sales forecasts and desired sales/marketing activities (trade shows, industry events, dealer promotions/trips, etc.) to be implemented by CARGILL. CARGILL shall be invited to participate in the development of PRINCIPAL’s annual business plan for the sale of Products in the Territory to Customers and if so invited, CARGILL shall make reasonable efforts to ensure a knowledgeable and accountable employee attends.

If and to the extent CARGILL recommends a marketing or sales program to PRINCIPAL that involves Products or related services, CARGILL shall submit a detailed proposal, including proposed financial contributions required from each party. PRINCIPAL shall employ best efforts to review and, if thought appropriate, approve such programs, including mutually agreed upon financial contributions required from each party, in a timely fashion.

8.	Other Services.

CARGILL may assist PRINCIPAL in mitigating Product quality problems not caused by CARGILL’s fault. Such services will be performed upon the mutual agreement of the parties and at a cost to be negotiated prior to such services being performed.

9.	Compensation.

Compensation payable under this Agreement will be as follows:

(a)	Commissions – For the sales, marketing, promotion, advertising, and logistic and associated services set forth in Paragraph 6 hereof, PRINCIPAL will pay CARGILL a base commission of seven ($7.00) dollars for each metric tonne of Product sold between the date of execution of this Agreement and June 30, 2010;

(b)	Specialty Product Rebates – an additional year end rebate of two ($2.00) dollars for each metric tonne of product outlines on Schedule “B”. This list will include KMAG, MES-15, MES-10 or any other MES product developed during the term of this contract. The Specialty Product Rebate will be paid by the PRINCIPAL to CARGILL by July 30 of the following contract year.

(c)	Volume Growth Incentives— PRINCIPAL will pay CARGILL a prorated year end rebate on combined sales volume of the products in Schedule A and Schedule “B” that exceed 325,000 metric tonnes. The rebate will be earned for sales above 325,000 MT and will be earned at a rate of 2 cents Cdn per 1000 MT to a maximum of 1.00 $Cdn at 375,000 MT. This rebate will be paid on all sales in a contract year once the 325,000 minimum sales level is achieved.

Sample Calculations

Contract Year Sales

325,000 MT	0.0 $ Cdn/MT per metric tonne
335,000 MT	0.20 $ Cdn/MT per metric tonne
345,000 MT	0.40 $ Cdn/MT per metric tonne
355,000 MT	0.60 $ Cdn/MT per metric tonne
365,000 MT	0.80 $ Cdn/MT per metric tonne
375,000 MT	1.00 $ Cdn/MT per metric tonne

Except as provided below, CARGILL shall be considered to have earned its commission (notwithstanding the status of customer payments) at the time the customer is invoiced, which invoicing shall occur promptly after shipment (or promptly after contracting with respect to prepayment sales) and payment of commissions shall be made on the date CARGILL remits to PRINCIPAL the customer payment for the sale of Product for which the commission is due. For greater efficiency, CARGILL shall be entitled to withhold the commission which is due to it from any customer payment remittance that would otherwise be made to the PRINCIPAL. In the event PRINCIPAL requests CARGILL to cancel a sale and buy out a contract (as opposed to customer requested cancellations) CARGILL shall be considered to have earned its commission at the time the Product would have been shipped if the sale had not been cancelled. If contract term(s) or price(s) are renegotiated, CARGILL’s commission shall be determined based on the original contract terms.

Expenses – In addition to the commission set forth above, PRINCIPAL will reimburse CARGILL for out-of-pocket expenses, subject to prior approval by PRINCIPAL of the types of expenses to be reimbursed. Expenses for which reimbursement would be made include but are not limited to out-of-pocket advertising, cross merchandising programs, promotion expenses, trade show expenses and costs agreed pursuant to Paragraph 8 hereof. If the parties develop a joint sales, marketing, promotion and advertising program or programs for the Products and related services sold by CARGILL’s internal day-to-day selling, marketing logistics and administrative expenses shall be for its own account and no third party sales commissions, brokerage charges or similar expense charges shall be made without PRINCIPAL’s prior approval. PRINCIPAL shall pay 1.00 $Cdn/MT for cross merchandizing programs to be approved conceptually by PRINCIPAL and developed by CARGILL. CARGILL will inform PRINCIPAL of initiatives being implemented and submit for reimbursement on an ongoing basis for the costs incurred, up to a maximum of the number of tonnes sold during the term of this Agreement.

10.	Warehousing.

Subject to mutual agreement, the parties anticipate using CARGILL’s and its Affiliates’ system of owned and/or operated non-Retail warehouses as well as third-party warehouses for the distribution of the Products. Any use of such CARGILL-owned and/or operated warehouses will be the subject of a separate agreement (or agreements) between PRINCIPAL and CARGILL (or its Affiliate(s) as appropriate).

CARGILL agrees to use reasonable efforts to give PRINCIPAL a right of first refusal with respect to the use of any such available warehouse space in its or its Affiliates’ non-Retail warehouse facilities at prevailing market rates and terms; provided, however neither CARGILL nor any of its Affiliates shall be required to terminate any existing warehousing arrangement or fail to renew an evergreen warehousing arrangement to accommodate PRINCIPAL’s desired warehousing plans and, provided further that PRINCIPAL shall exercise its right of first refusal promptly and in any event within thirty (30) days of the date of CARGILL’s or its Affiliate’s notice to PRINCIPAL of available warehouse space.

11.	Marketing and Production Forecast.

Quarterly, commencing July 1, 2007, CARGILL shall provide PRINCIPAL with a 12-month sales forecast, identified by each Customer as well as for each Product, in such form as may be mutually agreed upon from time to time. CARGILL shall update its forecast and assessment on a monthly basis or more frequently if required by market conditions or as requested by PRINCIPAL.

It is acknowledged that representatives of CARGILL and PRINCIPAL must discuss market requirements, supply capabilities and the scheduling of shipping on a routine basis to achieve the objectives of this Agreement

12.	Price and Terms.

PRINCIPAL will establish the prices and other terms upon which CARGILL will solicit orders for the sale of the Products. Such prices and terms shall be established on a weekly basis or more frequently when required by market conditions. PRINCIPAL shall provide CARGILL with market information including supply and demand forecasts, market research reports and other general market information to assist CARGILL’s marketing, promotion and sales efforts of Products to Customers; provided, however, PRINCIPAL shall not be required to provide information or documents if doing so would violate applicable laws, rules, regulations or ordinances or third party agreements.

CARGILL shall provide PRINCIPAL with information regarding competitors prices, terms, conditions and programs as may become available to them; provided, however, CARGILL shall not be required to provide such information if doing so would violate laws, rules, regulations or ordinances or third party agreement.

If requested by PRINCIPAL for a particular Fertilizer Year on or before the commencement of such Fertilizer Year, timely grain market information, including

Statscan and CARGILL seeded acre reports, soil moisture and crop reports, gross revenue by crop projections, weekly canola reports, GrainSense reports, Eye on Canola and other related information shall be made available by CARGILL for an annual fee of $36,000.00 as may be adjusted from time to time by mutual agreement, provided however CARGILL shall not be required to provide seed information if doing so would violate laws, rules, regulations or ordinances or third party agreements.

CARGILL shall solicit orders for the sale of the Products only in accordance with the specific prices, terms, conditions, policies, and instructions issued by PRINCIPAL.

13.	Sales and Other Contracts.

Except as otherwise agreed, all sales will be made according to the terms of standard form contract(s) which shall have been approved by PRINCIPAL from time to time. CARGILL will generate the sales contract based on the prices and other terms established from time to time by PRINCIPAL and will execute same in its capacity as agent for PRINCIPAL. All contracts, whether or not for the sale of Products shall properly reflect the agency relationship between the parties. CARGILL shall have no authority to enter into any contract or commitment on behalf of or obligate or bind PRINCIPAL except for the sale of Products in compliance with the prices and terms established by PRINCIPAL from time to time.

14.	Risks of Non-Payment and Non-Performance.

Unless otherwise agree, CARGILL will accept the risk of customer non-payment (defined below). In recognition thereof, PRINCIPAL shall have no right to force CARGILL to solicit orders from a customer whose financial condition CARGILL has not approved, unless PRINCIPAL agrees to accept the risk of non-payment with respect to such sale(s).

It is understood and agreed by the parties that CARGILL is not accepting the risk of customer non-performance, other than the risk of non-payment and that PRINCIPAL accepts all such other non-performance risks; provided, however, that CARGILL shall be diligent in ensuring Customer orders reflect their ability to perform in the market at the time of the purchase. For the purposes of this Agreement, the risk of non-payment shall mean the risk that a customer fails to pay for Product after title to the Product transfers to the customer unless the non-payment is a result of:

(a)	the Product not meeting quality specifications, or

(b)	PRINCIPAL has breached other material terms of the sales contract.

In the event PRINCIPAL makes reasonable efforts to resolve Product quality issues or remedy other material terms of the sales contract capable of being remedied (“Claims”) with a Customer, the Customer’s non-performance thereafter shall be deemed to be non-payment, which risk shall be borne by CARGILL. Should CARGILL and PRINCIPAL be unable to agree whether or not PRINCIPAL has made reasonable efforts to resolve a Claim, PRINCIPAL may require that the matter be determined by Arbitration in accordance with Paragraph 29(j).

15.	Revenue Distribution.

(a)	Payment under sales contracts will, unless otherwise agreed in writing, be made by Customers directly to CARGILL. CARGILL shall, therefore, invoice all PRINCIPAL Customers.

Notwithstanding the status of Customer payments, given CARGILL’s acceptance of non-payment risk, CARGILL agrees, subject to the exceptions set forth in Paragraph 14, to pay PRINCIPAL the amount of each invoice statement sent from CARGILL on behalf of PRINCIPAL to a Customer on the 3rd working day after payment on each such invoice is due. PRINCIPAL reserves the right to change the standard terms of sale as it sees fit.

In the event PRINCIPAL requests payment terms earlier than last day month following the parties acknowledge that CARGILL is presently unable to accommodate such a request and as such agree that CARGILL shall work with PRINCIPAL to determine what resources and system changes would be required to accommodate such a request, on a priority basis, including preparation of an implementation schedule. Upon CARGILL determining what resources and system changes would be required together with associated costs, CARGILL shall provide PRINCIPAL with such information at which time the parties shall discuss the proposed changes, costs and responsibility for same as well as the proposed implementation schedule. In the event the parties are unable to reach mutual agreement with respect to the matters set out in this paragraph, either party may terminate this Agreement on 60 days advance written notice.

(b)	Monthly or on such other schedule as may be mutually agreed upon, CARGILL shall communicate to PRINCIPAL, via electronic message (email) or facsimile:

(i)	an itemization of all customer payments which CARGILL was required to remit to PRINCIPAL during the previous month; and;

(ii)	an invoice covering all commissions due to CARGILL pursuant to Paragraph 9 hereof during the previous month.

Supporting documentation, as necessary, will be sent by overnight deliver.

Within five (5) days following the communication of the itemizations and invoices, PRINCIPAL and CARGILL will promptly review the itemizations and invoices to resolve any discrepancies and each shall, before the close of wire traffic that day, institute wire transfers of funds (without set off, unless otherwise agreed by the parties) to the other party covering the amounts set forth in the itemizations and invoices set forth in clauses (b)(i) and (ii) hereinabove. The transfer shall be made to the bank account(s) designated by the receiving party

(c)	If there is any disagreement regarding the correct amounts of the itemizations and invoices in clauses (b)(i) and (ii) hereinabove, the undisputed amounts shall be wire transferred, with any additional funds transferred when the dispute is resolved together with interest thereon at the Prime Rate plus 1% from the date payment should have been made until the date payment is actually made. The making of any payment pursuant to clauses (b)(i) and (ii) hereinabove shall not preclude a party from later disputing its obligation to pay any such sum; provided, however, any invoiced or itemizes amount shall be deemed accepted if not questioned in writing within ninety (90) days after the end of the fiscal year in which such amount was invoiced or itemized.

CARGILL agrees not to pay out-of-pocket expenses any earlier than is required by the applicable payment terms without PRINCIPAL’s prior consent.

(d)	CARGILL agrees to provide such periodic accounting and information relating to expenses incurred as PRINCIPAL may reasonably request.

16.	General Administration.

Within thirty (30) days after the end of each Contract Year, CARGILL will deliver to PRINCIPAL a reconciliation and compilation of the sales activities and the costs associated therewith for that Contract Year, including, without limitation, rebate programs. Upon PRINCIPAL’s request and at PRINCIPAL’s cost and expense, CARGILL will cause its external auditors to conduct an audit of the books and records of CARGILL which pertain to the services performed or the charges made by CARGILL under this Agreement. If any such audit should demonstrate that an adjustment is required in any prior payments, an adjustment payment (together with interest at Prime Rate plus 1% form the date payment(s) should have been made until the date payment is actually made) shall be made promptly after receipt of the auditor’s report.

(a)	It is currently contemplated that significant accounting and financial information will be exchanged between CARGILL and PRINCIPAL from time to time by way of electronic data interface (“EDI”). The parties agree to each act reasonably to minimize the costs of EDI for the other, including, without limitation, providing thirty (30) days advance written notice of any change in technology associated with the information to be exchanged using EDI (“Technology Change”) and delaying implementation of any Technology Change for a minimum of ninety (90) days after receipt of written notice from the other that such time is required to adopt their technology associated with EDI to address the Technology Change of the other.

17.	Production Suspension.

(a)

Except for a force majeure event, PRINCIPAL shall be required to provide sufficient Products to fulfill all sales agreements previously entered into as a result of orders solicited by CARGILL in accordance with the terms thereof. Upon PRINCIPAL’s request, CARGILL shall buy in products needed to fulfill said sales agreements. PRINCIPAL shall be responsible for any direct or out-of-pocket costs incurred with respect to the buying-in of such product but CARGILL shall be entitled to no compensation for its services other than the commissions due on the sale of the products pursuant to Paragraph 9 hereof.

(b)	In the event PRINCIPAL elects to suspend supply of one or more Products, PRINCIPAL shall endeavor to give CARGILL not less than sixty (60) days notice of such suspension. If the suspension is to be permanent PRINCIPAL shall be obligated to provide not less than five (5) months prior notice of the sate of permanent suspension of supply of one or more Products.

(c)	In the event PRINCIPAL cannot supply one or more Products for a period of time exceeding thirty (30) days, the parties shall jointly seek out alternative suppliers of such Products and, if mutually agreed to, PRINCIPAL shall be responsible for any out-of-pocket costs incurred with respect to arranging such alternative supplier and CARGILL shall be entitled to continue receiving the commissions due on the sale of such Products pursuant to Paragraph 9 hereof. In the event the parties fail to mutually agree to such terms, CARGILL and PRINCIPAL may agree upon such other terms as may be mutually satisfactory.

18.	Title and Risk Loss.

Title to and risk of loss of the Products will be and remain in PRINCIPAL until such time as title and risk of loss are transferred to the purchaser under the terms of the applicable sales contract.

19.	Taxes.

PRINCIPAL will be responsible for all taxes and other charges assessed against the Products or their production, transportation, importation, exportation, storage or sale and any and all taxes and other charges assessed with respect to the services performed by CARGILL hereunder, excluding only income taxes incurred by CARGILL with respect to payments made hereunder.

20.	Exchanges.

The parties acknowledge that exchanges of Products will likely be required and/or necessary for the successful marketing of the Products. However, CARGILL will have no right to exchange Products without PRINCIPAL’s prior approval.

21.	Confidentiality.

(a)	The parties agree to treat this Agreement and all agreements, technology, data, reports and other financial, technical or non-technical information of any nature whatsoever (and all records in respect thereof) relating to this Agreement and obligations of the parties hereto as confidential, and they shall not use or disclose any such information to persons other than as provided in clause (b), (c), (d) and (e) hereof, without the prior written consent of the other party.

(b)	A party may make a disclosure that would otherwise be prohibited by Paragraph 21(a) hereof if such disclosure is required for such party to comply with any law or regulation to which it or its activities are subject, or as made to professional advisors, to auditors, or in court proceedings.

(c)	A party may make a disclosure that would otherwise be prohibited by Paragraph 21(a) hereof if such disclosure is to professional advisors, senior management personnel or the board of directors of such party and is necessary for the administration of its obligations under this Agreement and provided the intended recipient of such information shall be required by such party to preserve the confidential nature of such information.

(d)	A party may make a disclosure that would otherwise be prohibited by Paragraph 21(a) hereof if such disclosure is made to any bona fide proposed purchaser of the shares of such party, provided the intended recipient of such information shall be required by such party to give a written confidentiality undertaking, in a form approved by both parties, directed and delivered to each of the parties hereunder.

(e)	A party may make a disclosure that would otherwise be prohibited by Paragraph 21(a) hereof if the party can prove the information:

(i)	was in the public domain prior to the party’s receipt of the information;

(ii)	was lawfully in that party’s possession prior to the party’s receipt of the information;

(iii)	becomes part of the public domain without an unauthorized act or omission by that party.

(f)	This confidentiality obligation will not restrict PRINCIPAL’s or CARGILL’s right to use relevant customer lists in its marketing activities following any termination of this Agreement but this obligation shall otherwise survive the termination of this Agreement.

22.	Default and Other Early Terminations.

(a)	If either party institutes voluntary liquidation, dissolution or winding-up procedures, or takes voluntary proceedings under bankruptcy or insolvency, legislation to be adjudicated to bankruptcy or for other relief, or a party has proceedings brought against it for its liquidation, dissolution, winding-up or bankruptcy and such involuntary proceedings are not dismissed within thirty (30) days of their initiation, or if a court of competent jurisdiction adjudges a party to be a bankrupt or insolvent, or a party makes an assignment for the benefit of its creditors, or an order has issued which subsists for more than seven (7) days appointing a trustee, liquidator or receiver in respect of the affairs or assets of a party, or a party fails or refuses to pay its debts as they become due, the other party may terminate hits Agreement by giving notice of such termination. The termination date shall be the date of said termination notice.

(b)	If PRINCIPAL believes CARGILL has breached its obligations as set forth in Paragraphs 6 and 7 hereof, PRINCIPAL may give notice to CARGILL that PRINCIPAL believes CARGILL has breached some or all of its obligations set forth in Paragraphs 6 and 7. Such notice shall specify the nature of the alleged breach.

(c)	If CARGILL:

(i)	fails to timely remit payment to PRINCIPAL of any amount which it is required to pay to PRINCIPAL pursuant to this Agreement (excepting only amounts in bona fide dispute); or

(ii)	is in material breach of its other obligations hereunder except Paragraphs 6 and 7;

(iii)	is allegedly in material breach of its obligations in Paragraphs 6 and 7 hereunder;

then PRINCIPAL may give notice to CARGILL that CARGILL is in default. Such notice shall specify the nature of the default. If such default is not cured within thirty (30) days of CARGILL’s receipt of such notice, PRINCIPAL may, by subsequent notice to CARGILL, elect to terminate this Agreement. The termination date of this Agreement shall be the date of the termination notice.

(d)	If PRINCIPAL:

(i)	fails to timely remit payment to CARGILL of any amount which it is required to pay to CARGILL pursuant to this Agreement (excepting only amounts in bona fide dispute);

(ii)	is in material breach of its other obligations hereunder; or

(iii)	has repeatedly defaulted in its obligations under the sales contracts entered into as a result of orders solicited by CARGILL;

then CARGILL may give notice to PRINCIPAL that PRINCIPAL is in default. Such notice shall specify the nature of the default. If such default is not cured within thirty (30) days of PRINCIPAL’s receipt of such notice, CARGILL may, by subsequent notice to PRINCIPAL, elect to terminate this Agreement. The termination date shall be the date of the termination notice.

(e)	Either party may, upon receipt of the notice specifying that it is in default, suspend the running of the thirty-day cure period by instituting arbitration as provided in Paragraph 28(j) hereof within fifteen (15) days of the giving of the default notice. The cure period and the right to terminate shall be suspended during the pendency of the arbitral process unless otherwise determined by the arbitrator(s).

(f)	All obligations, including payment obligations and obligations to fill sales contracts, arising in respect of matters occurring prior to the termination of this Agreement whether under this paragraph or any other paragraph of this Agreement, shall be binding on the parties regardless of said termination.

(g)	All accounts shall be settled between the parties within sixty (60) days after termination of this Agreement unless extended by mutual agreement.

23.	Indemnification.

(a)	PRINCIPAL agrees to indemnify and hold CARGILL harmless from and against any damages, claims, demands, costs, liabilities, penalties, fines or expenses (including attorney’s fees) arising out of:

(i)	the production, sale, transportation or delivery of Products (except to the extent such damages, claims, demands, costs, liabilities, penalties, fines or expenses are due to the negligence or fault of CARGILL),

(ii)	any breach by PRINCIPAL hereunder (including but not limited to the obligations set forth in Paragraph 28(c) hereof),

(iii)	the negligence of PRINCIPAL in performing its obligations hereunder or the failure of PRINCIPAL to perform its obligations under nay sales contract entered into as a result of orders solicited by CARGILL in accordance with the terms hereof,

Without limiting the generality of the foregoing, PRINCIPAL agrees to indemnify and hold CARGILL harmless from and against freight costs, quality claims, products liability claims (excluding only those quality and products liability claims caused by CARGILL’s misrepresentation of Product quality) and claims arising from releases of Products to the environment from vessels, other transportation vehicles and storage facilities, except to the extent such damages, claims, demands, costs, liabilities, penalties, fines or expenses are due to the negligence or fault of CARGILL.

(b)	CARGILL agrees to indemnify and hold PRINCIPAL harmless from and against all damages, claims, demands, costs, liabilities, penalties, fines or expenses (including attorney’s fees) arising out of:

(i)	any breach by CARGILL hereunder (including but not limited to the obligations set forth in Paragraph 28(c) hereof,

(ii)	any misrepresentation of Product quality, or

(iii)	the negligence of CARGILL in performing its obligations hereunder; except in all cases to the extent such damages, claims, demands, costs, liabilities, penalties, fines or expenses are due to the negligence or fault of PRINCIPAL.

24.	Force Majeure.

Neither party shall be liable to the other party for any delay in or failure to perform any obligation hereunder, if such delay or failure is due, in whole or in part, to a cause or causes beyond the non-performing party’s reasonable control, including without limitation (subject to the foregoing): acts of God, governmental intervention, mechanical failure and strikes, lockouts or other labor disturbances. Strikes, lockouts or other labour disturbances shall be deemed not to be within a party’s reasonable control.

Upon the occurrence of an event of force majeure affecting PRINCIPAL’s ability to perform under one or more sales contracts, PRINCIPAL agrees to discuss the long term implications of claiming force majeure under the affected sales contract(s) with CARGILL prior to claiming force majeure under the affected sales contract(s).

25.	Production/Supply Enhancements.

In the event PRINCIPAL or any of its Affiliates shall, from time to time, develop or obtain rights to fertilizer products or services not listed in the then current Schedule “A” which it desires to sell to Customers in the Territory, it shall first grant a right of refusal to CARGILL to sell such product as agent for PRINCIPAL on such terms as may be mutually agreed to, consistent with the approach contained in this Agreement, however in no event shall distribution or agency rights be granted to third parties without first providing CARGILL, in writing, the option to accept such terms, as agreed to with the third party, which option shall be open for acceptance for no less than thirty (30) days after receipt by CARGILL. Upon CARGILL receiving rights to distribute such fertilizer products or services for PRINCIPAL, such fertilizer products or services shall be added to Schedule “A” and thereby become Products.

26.	Direct Sales.

In consideration of CARGILL’s services hereunder, except for agreements currently existing PRINCIPAL agrees to make no direct sales of Products to Customers. If PRINCIPAL receives any direct inquiries from potential Customers regarding purchases of Product(s) from PRINCIPAL, PRINCIPAL shall refer such inquiries to CARGILL.

27.	Other Markets.

The parties may, from time to time, mutually agree to permit CARGILL to sell Products to parties outside of the Territory on such terms as may be agreed upon.

28.	Miscellaneous.

(a)	Successors and Assigns.

All the terms, covenants and conditions of this Agreement shall be binding upon, and insure to the benefit of and be enforceable by, the parties hereto and their respective successors, heirs, executors and permitted assigns. This Agreement and the rights and obligations of any party hereunder shall not be assignable without the written consent of the other party hereto, which consent shall not be unreasonably withheld; provided, however, it is understood that Affiliates of CARGILL may perform some of CARGILL’s obligations hereunder without the prior written consent of PRINCIPAL.

(b)	Relationship of the Parties.

The relationship of the parties shall be that of principal and agent with respect to the sale of Products and related marketing activities. Nothing herein shall be deemed to expand the scope of the agency relationship or the ability of either party to bind the other party except as specifically contemplated herein. Nothing in this Agreement shall be construed to create a partnership of or joint venture between the parties. Both parties agree that they will refrain from acting beyond the scope of the intended agency relationship.

(c)	Compliance with Laws.

Each party agrees to comply with all laws, rules, regulations or ordinances which may be applicable to their activities hereunder or which may be incident thereto.

(d)	Notices.

Any notice required or permitted to be given under this Agreement shall be in writing and all notices and payments to be made or given hereunder shall, and unless otherwise specifically provided in this Agreement, be:

(i)	delivered personally (which for purposes of this Agreement shall include delivery by courier service) to the office of the party to whom it is directed;

(ii)	sent by registered mail, postage prepaid, return receipt requested, or

(iii)	sent by telecopier or similar method of instantaneous electronic communication.

All such notices or communication(s) shall be addressed to the party to whom directed at the address or to the telecopier number specified.

If to CARGILL:	Cargill Limited
300 – 240 Graham Avenue
Winnipeg, Manitoba R3C 4C5
Attn.: Corporate Secretary
Telecopy No.: (204) 947-6134

If to PRINCIPAL:	Mosaic Canada Crop Nutrition L.P.
614 – 240 Graham Avenue
Winnipeg, Manitoba R3C 0J7
Attn.: General Manager
Telecopy No.: (204) 947-6333

Any party may, at any time, change its address and/or telecopier number for notice purposes hereunder by giving notice of such change of address or number to all other parties in the manner specified in this Paragraph 28(d).

Any such notice or other communication shall be deemed to have been delivered or given on the day of personal delivery, to have been given on the fifth business day after being mailed in North America, or on the first business day after being sent by telecopier or similar method of instantaneous electronic communication. In the event any notice or communication is sent by mail, the party giving such notice shall on the same day send a copy of said notice or communication by telecopier or similar instantaneous electronic communication. If any notice or communication is given by telecopier or similar instantaneous electronic communication, the party giving such notice shall on the same day send a copy of the notice or communication by mail. Where pursuant to this Paragraph 28(d), a notice or communication must be sent to more than one address, said notice or communication shall be deemed delivered or given only on the first day it has been delivered or given to all addressees entitled to such notice or communication.

(e)	Governing Laws.

This Agreement shall be governed, construed and interpreted in accordance with the laws of Canada and the Province of Manitoba.

(f)	Headings.

The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(g)	Waivers and Amendment.

This Agreement may be amended, superseded, cancelled, renewed or extended and its terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any breach, or a waiver of the breach of any other term or covenant contained herein. The parties reserve the right by mutual written consent to amend, modify, supersede and cancel this Agreement or waive the terms or conditions hereof, without the consent of any other person (natural or otherwise).

(h)	Severability.

The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity of the remainder hereof unless the invalid, illegal or unenforceable provision is a fundamental term of this Agreement.

(i)	Entire Agreement.

This Agreement and Schedule A attached hereto set forth the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.

(j)	Arbitration.

Any controversy or claim arising out of or under this Agreement or the breach thereof, shall be settled by arbitration in accordance with the provisions of The Arbitration Act (Manitoba) as amended from time to time.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day, month and year first above written.

CARGILL LIMITED

By:

By:

MOSAIC CANADA CROP NUTRITION, L.P.

By its general partner,

4379934 CANADA LTD.

By:

Name:

Title:

SCHEDULE “A”

PRODUCTS

Nitrogen

Urea	46-0-0
UAN Solutions	28-0-0, 32-0-0
Anhydrous Ammonia	82-0-0

Phosphate

Monoammonium Phosphate (MAP)	11-52-0
Monoammonium Phosphate (MAP)	10-50-0

Diammonium Phosphate (DAP)	18-46-0
Granular Triple Super Phosphate (GTSP)	0-46-0

Potash

Muriate of Potash	0-0-60

SCHEDULE “B”

SPECIALTY PRODUCTS

Nitrogen

Nitrogain G	46-0-0
Nitrogain L	28-0-0, 32-0-0

Phosphate

MES-15	13-33-0-15
MES-10	12-40-0-10

Potash

K-Mag	0-0-21.5-21 10.5% Mg